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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Procom Technology, Inc.:


We consent to incorporation by reference in the registration statements
(Nos. 333-23905, 333-82229 and 333-82231) on Form S-8 and registration statements (Nos. 333-59534, 333-57718 and 333-54462) on Form S-3 of Procom
Technology, Inc., of our report dated September 26, 2001, relating to the consolidated balance sheets of Procom Technology, Inc. and subsidiaries as of July 31, 2000 and July 31, 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended July 31, 2001, and the related schedule, which report appears in the July 31, 2001, annual report on Form 10-K/A of Procom Technology, Inc.


                                                                  KPMG LLP


Orange County, California
October 31, 2001